                                                                Exhibit 99(a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                        (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF

                     PLATINUM TECHNOLOGY INTERNATIONAL, INC.

                                       AT

                              $29.25 NET PER SHARE

                                       BY

                                 HARDMETAL, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, APRIL 29, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS (AS DEFINED HEREIN)) (THE "SHARES"), OF PLATINUM technology International, inc. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY HardMetal, Inc. ("MERGER SUBSIDIARY") AND COMPUTER ASSOCIATES INTERNATIONAL, INC. ("COMPUTER ASSOCIATES"), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

                           --------------------------

      Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing such tendered Shares and all other required documents to the Depositary or follow the procedure for book-entry tender of Shares set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificate(s) representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

      Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its addresses and telephone numbers specified on the back cover of this Offer to Purchase.

                            -------------------------

                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

APRIL 2, 1999

                               TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----
INTRODUCTION                                                                            1

1.      Terms of the Offer                                                              3

2.      Acceptance for Payment and Payment                                              5

3.      Procedure for Tendering Shares                                                  6

4.      Withdrawal Rights                                                               9

5.      Certain Tax Consequences                                                       10

6.      Price Range of Shares; Dividends                                               11

7.      Certain Information Concerning the Company                                     11

8.      Certain Information Concerning Merger Subsidiary and Computer
        Associates                                                                     13

9.      Source and Amount of Funds                                                     15

10.     Background of the Offer; Past Contacts, Transactions or Negotiations
        with the Company                                                               18

11.     Purpose of the Offer; Merger Agreement; Stockholder Option Agreement;
        Consulting and Non-Compete Agreements; Appraisal Rights                        19

12.     Effect of the Offer on the Market for the Shares; Stock Quotations;
        Registration under the Exchange Act                                            35

13.     Dividends and Distributions                                                    36

14.     Extension of Tender Period; Termination; Amendment                             37

15.     Certain Conditions of the Offer                                                38

16.     Certain Legal Matters; Regulatory Approvals                                    41

17.     Fees and Expenses                                                              44

18.     Miscellaneous                                                                  44


Schedule I   Information Concerning the Directors and Executive Officers
             of Computer Associates and Merger Subsidiary                             I-1


To the Holders of Common Stock of
PLATINUM TECHNOLOGY International, INC.:

                                  INTRODUCTION

         HardMetal, Inc., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), hereby offers to purchase all outstanding shares of Common Stock, par value $.001 per share (including the associated Rights (as defined below)) (collectively, except where the context otherwise requires, the "Shares"), of PLATINUM TECHNOLOGY International, INC., a Delaware corporation (the "Company"), at $29.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders of the Company (the stockholders of the Company are referred to herein as the "Stockholders") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Computer Associates will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

         PURSUANT TO THE MERGER AGREEMENT, THE COMPANY HAS REPRESENTED TO COMPUTER ASSOCIATES THAT CREDIT SUISSE FIRST BOSTON CORPORATION ("FINANCIAL ADVISOR"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS OPINION TO THE EFFECT THAT THE $29.25 PER SHARE TO BE PAID IN THE OFFER AND THE MERGER IS FAIR TO THE HOLDERS OF THE SHARES FROM A FINANCIAL POINT OF VIEW. THE OPINION OF THE FINANCIAL ADVISOR IS TO BE SET FORTH IN FULL IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), TO BE FILED BY THE COMPANY AND MAILED TO STOCKHOLDERS IF NOT MAILED HEREWITH. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (DEFINED BELOW) AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY COMPUTER ASSOCIATES AND MERGER SUBSIDIARY, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES, ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES (IF ANY) AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE (SUCH TOTAL NUMBER OF OUTSTANDING SHARES BEING HEREINAFTER REFERRED TO AS THE "FULLY DILUTED SHARES") (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"). SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

         The Company has represented to Computer Associates that, as of March 29, 1999, there were (i) 101,282,612 Shares issued and outstanding, (ii) 28,442,209 Shares reserved for issuance upon the exercise of stock options outstanding under various employee and director stock option plans, (iii) 1,768,421 Shares reserved for issuance upon conversion of the outstanding Class II Series B Preferred Stock (the "Series B Preferred Stock"), and (iv) 12,401,032 Shares reserved for issuance upon conversion of the Company's 6 3/4% Convertible Subordinated Notes due 2001 and 6.25% Convertible Subordinated Notes due 2002 (collectively with the Series B Preferred Stock, the "Convertible Securities"). Based upon the foregoing, as of March 29, 1999, there were approximately 143,894,274 Fully Diluted Shares. Fully Diluted Shares includes Shares issuable upon conversion of convertible securities and exercise of options issued by the Company that are not expected by Merger Subsidiary to be converted or exercised in connection with the Offer. Computer Associates beneficially owns up to 11,353,680 Shares representing (based upon the foregoing) up to approximately 7.89% of the Fully Diluted Shares. Of such Shares, Computer Associates directly owns 1,080,000 Shares. Accordingly, Computer Associates believes that the Minimum Condition would be satisfied (based on the foregoing assumptions) if approximately 70,867,138 Shares (in addition to the Shares referred to in the immediately preceding sentence), or approximately 49.25% of the Fully Diluted Shares, are validly tendered pursuant to the Offer and not withdrawn. Merger Subsidiary has the right to direct the tender of up to 10,273,680 Shares pursuant to an agreement with certain Stockholders, as more specifically described in Section 11.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 29, 1999 (the "Merger Agreement"), among the Company, Computer Associates and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors. The Merger Agreement provides, among other things, that, after consummation of the Offer, and after satisfaction or waiver of all conditions to the Merger, Merger Subsidiary will be merged into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Computer Associates, Merger Subsidiary or any subsidiary of either of them or held by the Company as treasury stock (which shall be canceled) or by Stockholders exercising appraisal rights under Delaware Law (defined below)) and each outstanding share of the Series B Preferred Stock will be converted into the right to receive $29.25 in cash or any higher price paid for each Share in the Offer, without interest. If the Minimum Condition is satisfied and Merger Subsidiary purchases Shares pursuant to the Offer, Merger Subsidiary will have the power to approve the Merger without the affirmative vote of any other Stockholder. In the event that Merger Subsidiary owns 90% or more of the Shares then outstanding, the "short-form" merger provisions of the Delaware General Corporation Act ("Delaware Law") would permit the Merger to occur without a meeting or a vote of the Stockholders. See Section 11.

         Merger Subsidiary and certain Stockholders have entered into an Agreement, dated as of March 29, 1999 (the "Stockholder Option Agreement"), pursuant to which such Stockholders granted to Merger Subsidiary an irrevocable option (the "Stock Option") to purchase, subject to certain conditions and certain prior rights of third parties, for a price of $29.25 per Share, or to cause to be tendered pursuant to the Offer, an aggregate of up to 2,629,555 Shares (the "Stockholder Option Shares") and up to an additional 7,644,125 Shares issuable under outstanding employee stock options. The Stockholder Option Shares represent approximately 1.83% of the Fully Diluted Shares. Subject to satisfaction of certain conditions (including the commencement of the Offer), the Stockholder Option is exercisable by Merger Subsidiary at any time until the 30th business day following termination of the Merger Agreement, subject in part to such prior third party rights. Under the Stockholder Option Agreement, each such Stockholder granted an irrevocable proxy to Merger Subsidiary to vote in favor of the Merger Agreement and certain related matters, subject as aforesaid.

         At or immediately prior to the Effective Time, each outstanding stock option under the Company's various employee and director stock option plans which are vested or which pursuant to the terms of the relevant stock option plan become vested by virtue of the Offer or the Merger will be canceled and the holder of such option will receive cash based on the Offer price promptly after the Effective Time. See Section 11. All such outstanding stock options that at the time of the Merger are not vested shall, by virtue of the Merger, be assumed by Computer Associates. See Section 11.

         In connection with the execution of the Merger Agreement, the Company amended the Rights Agreement, dated as of December 21, 1995, between the Company and Harris Trust and Savings Bank, as Rights Agent, to make it and the Class II Series A Junior Participating Preferred Shares issued thereunder (the "Rights") inapplicable to the Offer and the Merger. See Section 11.

         Upon acceptance for payment by Merger Subsidiary of such number of Shares which satisfies the Minimum Condition, Computer Associates is entitled, pursuant to the Merger Agreement, to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares owned by Computer Associates or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all necessary action to cause Computer Associates' designees to be elected or appointed to the Company's Board of Directors; PROVIDED that, prior to the Effective Time, the Company's Board of Directors shall always have two members who are neither designees nor affiliates of Computer Associates or Merger Subsidiary nor employees of the Company (each, an "Independent Director"). No action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by Computer Associates or Merger Subsidiary shall be effective without the approval of both Independent Directors.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.   TERMS OF THE OFFER.

         Upon the terms and subject to the conditions set forth in the Offer, Merger Subsidiary will accept for payment and purchase, at the time and in the manner set forth in Section 2, all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. Unless and until certificates representing Rights ("Rights Certificates") are issued, a tender of Shares pursuant to the Offer will constitute a tender of associated Rights evidenced by the certificates for such Shares.

The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, April 29, 1999, unless Merger Subsidiary shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary, shall expire.

         The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and expiration or termination of the waiting period applicable to Merger Subsidiary's acquisition of Shares pursuant to the Offer under the HSR Act. If any such condition is not satisfied, Merger Subsidiary may, except as otherwise described below, (i) terminate the Offer and return all tendered Shares to tendering Stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (except the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of Merger Subsidiary's right (or, in certain circumstances, obligation) to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Section 14. Merger Subsidiary acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Merger Subsidiary to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

         Pursuant to the Merger Agreement, Computer Associates and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that, without the written consent of the Company, no change may be made which changes the form of consideration to be paid in the Offer, decreases the price per Share or the number of Shares being sought in the Offer, imposes conditions to the Offer in addition to those expressly set forth in the Merger Agreement, changes or waives the Minimum Condition, extends the Offer (except as set forth in the Merger Agreement) or makes any other change to any condition to the Offer set forth in the Merger Agreement which is adverse to the holders of Shares.

         Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), Merger Subsidiary shall have no obligation (except as otherwise required by applicable law) to advertise publicly or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         Subject to the Merger Agreement, if Merger Subsidiary makes any material change in the terms of the Offer or the information concerning the Offer, or waives any condition to the Offer that results in a material change to the circumstances of the Offer, Merger Subsidiary will disseminate additional tender offer materials and extend the Offer to the extent required to comply with Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The Securities and Exchange Commission

(the "Commission") has interpreted such rules to prescribe that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         The Company has provided Merger Subsidiary with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT.

         Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of all the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance; provided that Merger Subsidiary may extend the Offer if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and Merger Subsidiary may extend the Offer for a further period of time of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there shall be validly tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Shares, which, together with Shares then owned by Computer Associates and Merger Subsidiary, represents at least 90% of the Fully Diluted Shares. In addition, under certain circumstances, Merger Subsidiary may be required under the Merger Agreement to extend the Offer. See Section 11. For a description of Merger Subsidiary's right to terminate the Offer (subject to the terms of the Merger Agreement) and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

         For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, as and if Merger Subsidiary gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from Merger Subsidiary and transmitting such payments to tendering Stockholders.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in Section 3)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined below) in connection with a book-entry transfer and
(iii) any other required documents. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Under no circumstances will interest be paid by Merger Subsidiary on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Subsidiary may enforce such agreement against such participant.

         If Merger Subsidiary increases the consideration to be paid for Shares pursuant to the Offer, Merger Subsidiary will pay such increased consideration for all Shares purchased pursuant to the Offer.

         Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Computer Associates or any of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Stockholder, as promptly as practicable following the expiration or termination of the Offer.

3.   PROCEDURE FOR TENDERING SHARES.

         To tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with a book-entry transfer of such Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) certificates for such Shares to be tendered must be received by the Depositary at one of such addresses or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

         The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with such book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

         Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.
See Instructions 1 and 5 of the Letter of Transmittal.

         If the certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

         If a Stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

               (i) such tender is made by or through an Eligible Institution;

               (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Subsidiary, is received by the Depositary (as provided below) by the Expiration Date; and

               (iii) the certificates for all physically delivered Shares (or a Book-Entry

         Confirmation of all Shares delivered electronically), as well as a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three National Association of Securities Dealers Inc. trading days on the Nasdaq National Market System ("Nasdaq National Market") after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

         THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates for such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

         Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering Stockholder must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Merger Subsidiary as such Stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Merger Subsidiary (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 29, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Merger Subsidiary. Upon such acceptance for payment, all prior proxies and consents granted by such Stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such Stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Merger Subsidiary will be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Merger Subsidiary reserves the right to require that, in order for Shares to be validly tendered, immediately upon Merger Subsidiary's acceptance for payment of such Shares, Merger Subsidiary is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

         All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding on all parties. Merger Subsidiary reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Subsidiary's counsel, be unlawful. Merger Subsidiary also reserves the absolute right to waive any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of any other tender of Shares. None of Merger Subsidiary, Computer Associates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Merger Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         The acceptance for payment of Shares tendered pursuant to any one of the procedures described above will constitute an agreement between the tendering Stockholder and Merger Subsidiary upon the terms and subject to the conditions of the Offer.

4.   WITHDRAWAL RIGHTS.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn on or after May 31, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding. None of Merger Subsidiary, Computer Associates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   CERTAIN TAX CONSEQUENCES.

         This summary sets forth material anticipated Federal income tax consequences to Stockholders of their disposition of Shares pursuant to the Offer and the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. Such laws or interpretations may differ on the date of the consummation of the Offer or at the Effective Time, and relevant facts may also differ. The summary does not address any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Neither the consummation of the Offer nor the effectiveness of the Merger is conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters.

         This summary is for general information only. The tax treatment of each Stockholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, Stockholders who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Shares, Stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

         Sales of Shares by Stockholders pursuant to the Offer (or the Merger) will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

         In general, a Stockholder will recognize gain or loss equal to the difference between the tax basis of such Stockholder's Shares and the amount of cash received in exchange for the Shares. This gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Stockholder and will be long-term capital gain or loss if the holding period for the Shares is more than 12 months as of the date of the sale of such Shares.

6.   PRICE RANGE OF SHARES; DIVIDENDS.

         The shares are traded on the Nasdaq National Market under the symbol "PLAT". The following table sets forth, on a per share basis for the periods shown, the range of high and low sales prices of the Shares as set forth in the Company 10-K (as defined below) for the years ended December 31, 1997 and 1998 and as reported by IDD Information Services for other quotations.


                                     HIGH           LOW
YEAR ENDING DECEMBER 31, 1999:

First Quarter                      $ 25 1/2      $ 9 9/16

YEAR ENDED DECEMBER 31, 1998:

First Quarter                        31 1/8        22 1/8
Second Quarter                       28 11/16      22 3/8
Third Quarter                        34 5/16       16
Fourth Quarter                       22 1/8        9

YEAR ENDED DECEMBER 31, 1997:

First Quarter                        17 7/8        10 7/8
Second Quarter                       14 13/16      10 1/2
Third Quarter                        25            12 5/8
Fourth Quarter                       30 13/16      20 1/8


         On March 26, 1999, the last day of trading prior to the issuance by Computer Associates of a press release announcing the execution of the Merger Agreement, the last sale price on the Nasdaq National Market was $9 7/8 per Share. On April 1, 1999, the last day of trading prior to the commencement of the Offer, the last sale price on the Nasdaq National Market was $25-21/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

         As reported by the Company, the Company has never declared any cash dividends or distributions on its capital stock. As of March 23, 1999, according to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (the "Company 10-K"), there were approximately 1,457 holders of record of outstanding Shares.

7.   CERTAIN INFORMATION CONCERNING THE COMPANY.

         The Company is a Delaware corporation with its principal executive offices located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181.

         According to the Company 10-K, the Company develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their information technology infrastructures, which consists of all the data, systems and applications that are used to run businesses.

         The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the

Company 10-K. More comprehensive financial information is included in the Company 10-K and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                     PLATINUM TECHNOLOGY INTERNATIONAL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)


                                                       FISCAL YEAR ENDED
STATEMENT OF OPERATIONS DATA                             DECEMBER 31,
                                        -------------------------------------------------
                                           1998              1997              1996
Total revenues                          $ 968,206         $ 738,880         $ 553,484
Operating income (loss)                    20,317 (1)      (102,141)(2)      (101,609)(3)
Net loss from continuing operations        (2,468)(1)      (105,103)(2)       (83,782)(3)
Net loss from continuing operations
   per share--Basic                     $   (0.03)(1)     $   (1.35)(2)     $   (1.16)(3)
Shares used in per share
   calculation--Basic                      83,856            78,072            71,919


BALANCE SHEET DATA                                             AT DECEMBER 31,
                                                          -----------------------
                                                             1998          1997
Cash, cash equivalents and
   investments                                            $  302,072     $358,204
Working capital                                              327,945      352,663
Total assets                                               1,150,270      972,907
Long-term obligations and
   acquisition-related payables, less
   current portion                                           272,810      285,559
Total stockholders' equity                                $  419,813     $342,876


--------------------

(1) Reflects a pre-tax charge for acquired in-process technology of $37,918,000 relating to the Company's acquisitions of certain software businesses and product technologies; a pre-tax charge for merger costs of $40,065,000 relating to certain acquisitions; a restructuring benefit of $10,964,000 relating to the Company's recovery of certain restructuring charges recorded in the second quarter of 1997; and a pre-tax special general and administrative charge of $10,982,000 relating to the Company's integration procedures related to past acquisition history.

(2) Reflects a pre-tax charge for acquired in-process technology of $67,904,000 relating to the Company's acquisitions of certain software businesses and product technologies; a pre-tax charge for merger costs of $8,927,000 relating to certain acquisitions; a pre-tax charge of $55,829,000 for restructuring costs; and a pre-tax special general and administrative charge of $13,513,000 relating to the Company's integration procedures related to past acquisition history.

(3) Reflects a pre-tax charge for acquired in-process technology of $49,451,000 relating to the Company's acquisitions of certain software businesses and product technologies; a pre-tax charge for merger costs of $5,782,000 relating to certain acquisitions; a pre-tax charge of $16,312,000 relating to Learmonth and Burchett Management Systems Plc and Logic Works, Inc. ("Logic Works") restructuring costs; and a pre-tax special general and administrative charge of $1,978,000 related to Logic Works.

         The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although Computer Associates and Merger Subsidiary do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Computer Associates and Merger Subsidiary do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Computer Associates or Merger Subsidiary.

         The Company is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street (Suite 1400), Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy statements and other information (http://www.sec.gov).

8.   CERTAIN INFORMATION CONCERNING MERGER SUBSIDIARY AND COMPUTER ASSOCIATES.

         Merger Subsidiary, a Delaware corporation and a wholly owned subsidiary of Computer Associates, was organized to acquire the Company and has not conducted any unrelated activities since its organization on March 25, 1999.

         Computer Associates, a Delaware corporation, supplies an extensive array of enterprise management software products (which enable customers to use their total data processing resources more efficiently), information management software products (which are generally used in connection with database management systems and applications generators) and business application software products (which are used in financial, human resource, manufacturing, distribution and banking systems applications) for use on a variety of hardware platforms.

         The principal executive offices of Computer Associates and Merger Subsidiary are located at One Computer Associates Plaza, Islandia, New York 11788-7000. The name, business address, principal occupation or employment and citizenship of each director and executive officer of Merger Subsidiary and Computer Associates are set forth in Schedule I hereto.

         The following selected consolidated financial data relating to Computer Associates and its subsidiaries has been taken or derived from the audited financial statements contained in Computer

Associates' Annual Report on Form 10-K for the year ended March 31, 1998, and the unaudited financial statements contained in Computer Associates' Quarterly Report on Form 10-Q for the nine months ended December 31, 1998. The information set forth below gives effect to the acquisition of Legent Corporation in fiscal 1996. More comprehensive financial information is included in such Annual Report, such Quarterly Report and the other documents filed by Computer Associates with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.


                                 COMPUTER ASSOCIATES INTERNATIONAL, INC.
                                  SELECTED CONSOLIDATED FINANCIAL DATA
                                  (In millions, except per share data)
INCOME STATEMENT DATA                       FISCAL YEAR ENDED            NINE MONTHS ENDED
                                                MARCH 31,                   DECEMBER 31,
                                                                            (UNAUDITED)
                                       1998       1997        1996        1998       1997
Total revenue                         $4,719     $4,040     $ 3,505      $3,624     $3,252
Income (loss) before income taxes      1,874        932        (100)        277      1,228
Net income (loss)                      1,169        366         (56)        168        767
Net income (loss) per common          $ 2.06     $ 0.64     $ (0.10)     $ 0.30     $ 1.36
     share-diluted(1)
Dividends declared per common         $ 0.07     $ 0.07     $  0.06      $ 0.08     $ 0.07
     share(1)


BALANCE SHEET DATA                        AT MARCH 31,                   AT DECEMBER 31, 1998
                                        1998       1997                      (UNAUDITED)
Working capital                       $  379     $   53                        $  892
Total assets                           6,706      6,084                         7,278
Long-term debt (less   current         1,027      1,663                         2,030
maturities)
Stockholders' equity                   2,481      1,503                         2,558


--------------------
(1) Adjusted to reflect three-for-two stock splits effective June 19, 1996 and November 5, 1997.

         Computer Associates is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Computer Associates is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Computer Associates. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in
Section 7.

         Except as described in this Offer to Purchase, neither Computer Associates, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has the right to acquire any equity securities of the Company, nor has Computer Associates, Merger Subsidiary or, to their knowledge, any of the persons or entities referred to above or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transaction in the equity securities of the Company during the past 60 days.

         Except as described in this Offer to Purchase, neither Computer Associates, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

         Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Computer Associates, Merger Subsidiary or any other subsidiary of Computer Associates or, to their knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

         Except as described in this Offer to Purchase, none of Computer Associates, Merger Subsidiary, any other subsidiary of Computer Associates, or, to their knowledge, any of the persons listed in Schedule I, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure pursuant to the rules and regulations of the Commission.

9.   SOURCE AND AMOUNT OF FUNDS.

         The total amount of funds required by Merger Subsidiary to purchase Shares pursuant to the Offer and the Merger, refinance certain indebtedness of the Company and its subsidiaries, and pay related fees and expenses is expected to be approximately $3.7 billion. Merger Subsidiary will obtain all funds needed for the Offer and the Merger from Computer Associates by means of a capital contribution, loan or a combination thereof, and Computer Associates will, in turn, obtain such funds (i) from its general corporate funds and (ii) by borrowing under the credit facilities described below. Merger Subsidiary has not conditioned the Offer on obtaining financing.

         Computer Associates received a commitment letter dated March 27, 1999 from Credit Suisse First Boston ("CSFB"), which was amended and restated on March 30, 1999 (as so amended and restated the "Commitment Letter"), pursuant to which CSFB has committed to provide, on specified terms and subject to specified conditions, up to $4.5 billion in senior credit facilities (the "Credit Facilities") to Computer Associates. Although CSFB has committed to provide all of the Credit Facilities, CSFB expects to act as agent (the "Administrative Agent") for a syndicate of commercial banks and financial institutions, which, together with CSFB, will provide the Credit Facilities.

         The Commitment Letter contemplates three credit facilities: (i) a four year senior term loan facility in the amount of $2.0 billion (the "Term Loan Facility"), (ii) a four year senior revolving credit facility in the amount of $1.0 billion (the "Four Year Revolving Credit Facility") and (iii) a 364-day senior revolving credit facility in the amount of $1.5 billion (the "364-Day Revolving Credit Facility"). The Term Loan Facility, the Four Year Revolving Credit Facility and the 364-Day Revolving Credit Facility, together, comprise the Credit Facilities. The proceeds of the Credit Facilities may be used (i) to finance the consideration to be paid in connection with the Offer (or, as the case may be, to finance amounts to be deposited in the Escrow Account described in Section 11 under the description of the Merger Agreement) and the Merger,
(ii) to refinance certain outstanding indebtedness of Computer Associates and its subsidiaries including, after giving effect to the consummation of the Offer and the Merger (together, the "Transaction"), the Company and its subsidiaries,
(iii) to pay fees and expenses relating thereto, and (iv) in the case of the Four Year Revolving Credit Facility and the 364-Day Revolving Credit Facility, for working capital and other general corporate purposes.

         The Term Loan Facility will be available in two drawings, each of which will be repayable in installments, with the final installment being repayable on the date which is four years after the date upon which the definitive documentation with respect to the Credit Facilities becomes effective (the "Effective Date"). The Four Year Revolving Credit Facility will be available on a revolving basis throughout a four year term commencing on the Effective Date and ending on the fourth anniversary thereof and the 364-Day Revolving Credit Facility will be available on a revolving basis throughout a 364-day term commencing on the Effective Date and ending on the date which is 364 days thereafter. The loans under the Credit Facilities shall bear interest (at Computer Associates' option) at (i) specified margins (adjusted based on the ratings of Computer Associates' senior unsecured long-term debt) over the London interbank offered rate (adjusted for reserves) (the "Eurodollar Rate") or (ii) the higher of (x) the CSFB base lending rate and (y) the federal funds rate plus a margin of 0.50% (the "Base Rate"). Initially, the margins for the Eurodollar Rate Loans will be 0.80%, in the case of Eurodollar Rate loans under the Term Loan Facility and the Four Year Revolving Credit Facility, and 0.85% in the case of Eurodollar Rate loans under the 364-Day Revolving Credit Facility.

         CSFB's commitments to provide the Credit Facilities is subject to satisfaction of certain customary conditions, including (a) absence of any material change in or material disruption of financial, banking or capital market conditions that, in the judgment of CSFB, could materially impair the syndication of the Credit Facilities, (b) absence of any material adverse condition or material adverse change in or affecting the business, operations, property or condition (financial or otherwise) of Computer Associates and its subsidiaries taken as a whole or of Computer Associates, the Company and their subsidiaries taken as a whole, (c) the appropriate markets being clear of certain competing transactions, and (d) the negotiation, execution and delivery on or before June 30, 1999 of definitive documentation with respect to the Credit Facilities satisfactory to CSFB and its counsel, and, in the case of the Term Loan Facility, the occurrence of the initial borrowing thereunder of the amount required to finance the offer (or to fund the Escrow Account) on or before the date which is 270 days after such execution and delivery.

         In addition, the Commitment Letter provides that advances under the Credit Facilities to fund payments to be made under the Offer or amounts to be deposited in the Escrow Account pending consummation of the Offer, as the case may be, will be conditioned upon, among other things, (i) the Merger Agreement not having been amended, waived or otherwise modified in any respect materially adverse to the interests of the lenders, without the consent of the Administrative Agent, (ii) the Rights or any other "poison pill" rights of the Company having been redeemed by the Board of Directors of the Company or the lenders being satisfied that the Rights have been invalidated or otherwise not triggered, and (iii) the Board of Directors of the Company not having withdrawn its approval of the Offer and its recommendation to the Stockholders of the Company that they accept the Offer. It is a further condition precedent that, after giving effect to the consummation of the Offer, Computer Associates shall own and control that number of Shares as shall be necessary to permit Computer Associates to approve the Merger without the affirmative vote or approval of any other shareholders.

         The definitive documentation with respect to the Credit Facilities also will contain representations, warranties, covenants (including a covenant that the Merger occur within 180 days of the consummation of the Offer), events of default and conditions customary for credit facilities of this size and type. Computer Associates has agreed to pay certain fees to CSFB with respect to the Commitment Letter and to CSFB and the other lenders with respect to the Credit Facilities. Computer Associates also has agreed to reimburse certain expenses of, and provide customary indemnities (under certain conditions) to, CSFB in connection with the Commitment Letter, and CSFB and the other lenders in connection with the Credit Facilities.

         The foregoing summary of the source and amount of funds is qualified in its entirety by reference to the text of the Commitment Letter, a copy of which is filed as an exhibit to the Schedule 14D-1 of Merger Subsidiary and Computer Associates filed with the Commission in connection with the Offer (the "Schedule 14D-1") and is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section
7. If and when definitive agreements with respect to the Credit Facilities are executed, copies will be filed as exhibits to amendments to the Schedule 14D-1.

         Although no definitive plan or arrangement for repayment of borrowings under the Credit Facilities have been made, Computer Associates anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings, asset sales or the public or private sale of debt or equity securities. No decision has been made concerning the method Computer Associates will use to repay the borrowings under the Credit Facilities. Such decision will be made based on Computer Associates' review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Computer Associates may deem appropriate.

10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

         Over the course of January and February 1999, Mr. Sanjay Kumar, President and Chief Operating Officer of Computer Associates, made several attempts to arrange meetings with Andrew J. Filipowski, Chief Executive Officer of the Company. By mid-March, Mr. Kumar contacted Mr. Joe Josephson, Managing Director of Credit Suisse First Boston, a financial advisor to the Company. Mr. Kumar expressed Computer Associates' interest in exploring strategic alliances or a possible business combination and encouraged Mr. Josephson to arrange a meeting for Mr. Kumar with either Mr. Filipowski or the Company's Board of Directors.

         On March 19, 1999, Mr. Filipowski and Mr. Kumar arranged to meet and on Monday, March 22, 1999, Mr. Kumar met with Mr. Filipowski for dinner in Winston-Salem, North Carolina. During the course of the several hour meeting, Mr. Kumar and Mr. Filipowski discussed the competitive landscape of the software industry, the businesses of each of their companies and the possibility of a strategic combination. In response to Mr. Filipowski's concern about the depressed state of the Company's stock price, Mr. Kumar described Computer Associates' willingness to consider a higher value in a negotiated transaction and Mr. Kumar and Mr. Filipowski discussed a range of values.

         By telephone conference calls on Tuesday and Wednesday, Mr. Filipowski and Mr. Kumar continued the discussions and began to consider the rationale for a business combination. Once Mr. Filipowski expressed interest in proceeding, Mr. Kumar and Mr. Filipowski discussed a broad range of values, due diligence requirements and significant terms of a possible merger agreement.

         On Wednesday morning (March 24), Mr. Kumar consulted Computer Associates' advisors, Howard, Smith & Levin LLP, and commenced discussions of the steps needed to complete a business combination. Later that morning, representatives of Howard, Smith & Levin LLP reviewed with representatives of Katten Muchin & Zavis, counsel to Company, and Mr. Josephson the scope of due diligence requirements and broad conditions for completing a merger agreement. Later that day, representatives of Computer Associates (including Mr. Kumar) and Howard Smith & Levin LLP traveled to Chicago and, following the execution of a Confidentiality Agreement, begin due diligence review of documents and discussions of a merger agreement, consulting and noncompete agreements with key executives of the Company and stockholder agreements with such executives.

         Also on Wednesday, Mr. Kumar and Mr. Ira Zar, Chief Financial Officer of Computer Associates, contacted Mr. Michael Faber, Managing Director of Credit Suisse First Boston, seeking to arrange a credit facility to provide funds for the possible combination with the Company.

         On Wednesday and Thursday, Mr. Kumar and Mr. Filipowski continued their discussions by telephone on due diligence items and ranges of value. On Thursday evening, March 25, the Computer Associates Board of Directors met by telephone conference to review with management the possible business combination, including its strategic value, financial analysis, a broad range of values for the Company and possible sources of financing for the transaction. At the conclusion of the meeting, the Board authorized management to continue pursuing the possible combination. Following the call, Mr. Kumar returned to New York.

         On Friday morning, Mr. Kumar reviewed with Mr. Filipowski by telephone the status of due diligence, the value range for the Company and organizational issues. Later that day, Mr. Kumar returned to Chicago and met in person with Mr. Filipowski and with Mr. Michael Cullinane, Chief Financial Officer of the Company. On Saturday, Mr. Kumar met with Mr. Paul Humenansky, Chief Operating Officer of the Company, to discuss the status of the proposed merger and operating issues that would arise in the combination.

         Sunday night, March 28, the Computer Associates Board met again for a final review of the status of the proposed business combination, the due diligence effort, the terms of the merger agreement and the proposed financing. The Board approved the principal terms of the merger agreement and the financing, and authorized management to complete the transaction.

         Negotiations of the terms of the merger agreement, the consulting and noncompete agreements and the stockholder option agreements continued into the early hours of Monday morning, March 29. With the principal issues resolved, Mr. Kumar returned to New York. Before their opening, the Company and Computer Associates notified respectively the NASDAQ and the New York Stock Exchange of a pending announcement. At approximately 9:45 a.m. on March 29, the parties executed a definitive merger agreement, consulting and noncompete agreements and stockholder option agreements and Computer Associates issued a press release announcing the transaction.

11. PURPOSE OF THE OFFER; MERGER AGREEMENT; STOCKHOLDER OPTION AGREEMENT; CONSULTING AND NON-COMPETE AGREEMENTS; APPRAISAL RIGHTS.

         The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, Computer Associates and Merger Subsidiary intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

         THE MERGER AGREEMENT. The following description of the Merger Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the Schedule 14D-1 and is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7.

         THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of Merger Subsidiary to accept for payment or pay for Shares is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Pursuant to the Merger Agreement, Computer Associates and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that, without the written consent of the Company, no change may be made which changes the form of consideration to be paid, decreases the price per Share or the number of Shares being sought in the Offer, imposes conditions to the Offer in addition to those set forth in the Merger Agreement, changes or waives the Minimum Condition, extends the Offer (except as set forth in the Merger Agreement), or makes any other change to any condition to the Offer set forth in the Merger Agreement which is adverse to the holders of Shares.

         CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer and upon the terms (but subject to the conditions) set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each (i) outstanding Share not held by Computer Associates, Merger

Subsidiary or any subsidiary of either of them or by the Company as treasury stock (and other than Company Shares, as defined below, as to which appraisal rights have been exercised in accordance with Delaware Law ("Dissenting Shares")) and (ii) outstanding share of Series B Preferred (together with the Shares, the "Company Shares") (other than Dissenting Shares) will be converted into the right to receive $29.25 in cash or any higher price paid for each Share in the Offer, without interest. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the time of the Merger will be converted into and become one share of common stock of the Surviving Corporation, which will thereupon become a wholly owned subsidiary of Computer Associates. The Merger Agreement provides that the Merger will be consummated as soon as practicable after satisfaction of or, to the extent permitted thereunder, waiver of the conditions to the Merger and shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, with the consent of the Independent Directors referred to below, at such later time as is specified in the certificate of merger.

         BOARD REPRESENTATION. The Merger Agreement provides that, effective upon acceptance for payment by Merger Subsidiary of a majority of the Shares pursuant to the Offer, Computer Associates shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares owned by Computer Associates or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed that it will take all action necessary to cause Computer Associates' designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors or seeking and accepting resignations of incumbent directors or both; PROVIDED that, prior to the Effective Time, the Company's Board of Directors shall always have two members who are neither designees nor affiliates of Computer Associates or Merger Subsidiary nor employees of the Company (each, an "Independent Director"). No action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by Computer Associates or Merger Subsidiary shall be effective without the approval of both Independent Directors.

         The Merger Agreement provides that, from and after the Effective Time, the directors and officers of Merger Subsidiary at the Effective Time will be the initial directors and officers of the Surviving Corporation, each to hold office until his or her respective successors are duly elected and qualified. Pursuant to the Merger Agreement, the By-Laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation and its Certificate of Incorporation will be amended to be in the form attached to the Merger Agreement.

         STOCKHOLDER MEETING. The Merger Agreement provides that, if required by applicable law, the Company will call a meeting of its Stockholders to be held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. Under the Merger Agreement, at any such meeting, Computer Associates and Merger Subsidiary have agreed to make a quorum and to vote all Shares acquired in the Offer or otherwise beneficially owned by them in favor of adoption of the Merger Agreement.

         If the Minimum Condition is satisfied pursuant to the Offer, Merger Subsidiary will hold at least a majority of the outstanding Shares on a Fully Diluted Basis and will be able to assure that the requisite number of affirmative votes in favor of approval and adoption of the Merger Agreement will be received, even if no other Stockholder votes in favor thereof. If Merger Subsidiary obtains at least 90% of the outstanding Shares, it may effect the Merger without any notice to and without the authorization of the Stockholders of the Company pursuant to the "short-form" merger provisions of Delaware Law.

         REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, absence of certain changes, undisclosed liabilities, litigation, taxes, employee benefits, brokers, compliance with laws, contracts and debt instruments, environmental matters, intellectual property, Year 2000 compliance, the Rights Agreement, technology and other matters.

         Computer Associates and Merger Subsidiary have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, availability of funds and other matters.

         CONDUCT OF BUSINESS PENDING THE MERGER. The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. The Company has further agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written approval of Computer Associates,
(i)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of outstanding company stock options); (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the issuance of Shares upon the exercise of company stock options outstanding on the date of the Merger Agreement in accordance with their terms on such date), (B) conversion of Convertible Subordinated Notes into Shares, (C) conversion of Series B Stock, (D) issuances under the Stock Purchase Plan and (E) in the event that, for ministerial reasons, the delivery of the certificates of the 13,750,523 Shares and options for 3,328,113 Shares pursuant to the Memco acquisition (which are included in the outstanding shares under the Merger Agreement) has not been completed by the time the Merger Agreement is entered into, the completion of the issuance of such Shares and option for such Shares in such amounts); (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents (other than immaterial changes, such as mergers of subsidiaries of the Company with other subsidiaries to implement the Company's internal restructuring); (iv) acquire any business including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof; (v) (a) mortgage or otherwise encumber or subject to any lien any of the Company's intellectual property or any other material properties or assets, (b) except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, transfer or otherwise dispose of any of the Company's intellectual property or any other material properties or assets or (c) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of the Company's intellectual property; (vi) make or agree to make any new capital expenditures in excess of $500,000; (vii) make any material tax election (unless required by law) or settle or compromise any material income tax liability; (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of (a) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed with the Commission or
(b) liabilities incurred in the ordinary course of business consistent with past practice, or subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by counsel to the Company, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, or similar agreement to which the Company or any of its subsidiaries is a party; (ix) commence a lawsuit other than (a) for the routine collection of bills, (b) to enforce the Merger Agreement or (c) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, PROVIDED that the Company consults with Computer Associates prior to filing such suit; (x) (a) enter into or amend any employment or severance agreement or similar arrangements, (b) enter into any agreement pursuant to which the Company or any of its subsidiaries will provide services for a term of more than 30 days at a fixed or capped price or otherwise pursuant to terms that are not consistent with agreements entered into by the Company or any of its subsidiaries in the ordinary course of business, (c) enter into any customer sale or license agreement with non-standard terms or at discounts from list prices in excess of 20%, (d) pay commissions to sales employees except on the basis of executed customer contracts with respect to products actually delivered to customers, (e) enter into any contracts or series of related contracts in excess of $250,000,
(f) enter into or amend any agreement or arrangement that provides customers with enhanced rights or refunds of any nature upon a change of control of the Company or its affiliates, (g) enter into or amend any customer agreements providing for product replacements, (h) enter into or amend any contract to provide for "Year 2000" remediation services, (i) make any determination as to amounts payable under any plan, arrangement or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries or (j) enter into, adopt, or amend any agreement, arrangement, or benefit plan so as to increase the liability (whether or not contingent) of the Company or Computer Associates or any of their subsidiaries in respect of compensation or benefits except as may be required by law; or (xi) authorize any of, or commit or agree to take any of, the foregoing actions. In the Merger Agreement, Computer Associates acknowledges and agrees that the foregoing does not prevent (i) payment of reasonable professional fees and expenses as a result of or in connection with the Company's negotiation or execution of the Merger Agreement or the performance of the Company's obligations hereunder, (ii) the Company from implementing April 1, 1999 salary increases that have already been announced to employees and provided they are not in excess of 6% in the aggregate, (iii) paying employee, sales and other bonuses that accrued prior to the date hereof and (iv) the creation of a Rabbi severance trust and the funding of the severance payments for the top three executives in the amounts described in the Merger Agreement.

         The Company has agreed to give Computer Associates and its representatives access (during normal business hours and upon reasonable notice) to the offices, properties, books and records, of the Company and its subsidiaries, and to furnish Computer Associates and its representatives with such other information concerning its business, properties and personnel as such persons may reasonably request, except as prohibited by any applicable statute, rule or regulation of any governmental entity.

         HSR ACT FILINGS; EFFORTS. Pursuant to the Merger Agreement, each of Computer Associates and the Company has agreed to (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by the Merger Agreement,
(ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from any Governmental Entity (defined below in this Section) in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (defined below in this Section) with respect to any such filing or any such transaction. Each of Computer Associates and the Company has agreed, pursuant to the Merger Agreement, to promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. The Merger Agreement prohibits both Computer Associates and the Company from participating in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

         Each of Computer Associates and the Company has agreed, pursuant to the Merger Agreement, to use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, and, if by mutual agreement, Computer Associates and the Company decide that litigation is in their best interests, each of Computer Associates and the Company have agreed, pursuant to the Merger Agreement, to cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Pursuant to the Merger Agreement, each of Computer Associates and the Company have agreed to use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of the Merger Agreement.

         Subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by counsel to the Company, each of Computer Associates and the Company has agreed, pursuant to the Merger Agreement, to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement.

         Notwithstanding the foregoing but subject as described further below, the Merger Agreement provides that (i) neither Computer Associates nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Computer Associates nor any of its subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Computer Associates and its subsidiaries taken as a whole or of Computer Associates combined with the Surviving Corporation after the Effective Time, (iii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect (defined below in Section 15), (iv) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Computer Associates or any of its subsidiaries or on the Surviving Corporation or any of its subsidiaries of the type described in clause (a) or (b) of Section 15 of this Offer and (v) neither Computer Associates nor Merger Subsidiary shall be required to waive any of the conditions to the Offer described in Section 15 of this Offer or any of the conditions to the Merger described in this Section 11.

         The Merger Agreement provides that in any case, Computer Associates, Merger Subsidiary and the Company agree:

                  (i) For a period of 90 days following the last to occur of (A) substantial compliance by Computer Associates and Merger Subsidiary with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice ("FTC/DOJ") and (B) substantial compliance by the Company with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from FTC/DOJ, Computer Associates and Merger Subsidiary shall attempt to resolve any objections asserted by FTC/DOJ generally as described above.

                  (ii) If after the 90 day period set forth above, objections continue to be asserted by FTC/DOJ which would threaten to prevent completion of the Merger, (A) first, Computer Associates and the Company shall consult and mutually determine whether to litigate over the continuing objections, or (B) if within five days Computer Associates and the Company do not mutually agree to litigate, the Company shall have the right for a period of 30 days to meet separately with FTC/DOJ to develop a plan to resolve the continuing objections, such resolution to be on a basis reasonably calculated to meet the objections of the FTC/DOJ. During this period, the Company will continue to keep Computer Associates and Merger Subsidiary informed of its discussions and consult with Computer Associates and Merger Subsidiary on possible resolutions of the continuing objections.

                  (iii) After the Company and FTC/DOJ have agreed upon a plan, Computer Associates shall have a period of 90 days after such plan has been provided to Computer Associates in which to effect the plan, or a similar plan to which FTC/DOJ consents or otherwise indicates its willingness for Computer Associates to proceed so as to permit the consummation of the Merger. Computer Associates shall not be obligated to effect on the plan in any specific manner and shall not be required to refrain from discussing changes to the plan with either the Company or FTC/DOJ.

                  (iv) If Computer Associates has not within the 90 day period completed effecting the plan as contemplated by the preceding clause (iii), then, Computer Associates shall choose one of the following:

                  (A) within 15 days, fully resolve any continuing objection or enter into a consent decree on reasonable terms setting forth the terms of the plan developed by the Company and FTC/DOJ under the preceding clause (ii), or

                  (B) (1) escrow an amount equal to the aggregate purchase price for the number of Shares representing the Minimum Condition, on terms outlined in the Merger Agreement, and (2) use all reasonable efforts vigorously to contest and resist any action or proceeding instituted by FTC/DOJ.

In the event that Computer Associates chooses to contest or resist any action or proceeding instituted by FTC/DOJ under the preceding clause (iv), the Company shall fully cooperate with and support Computer Associates in such efforts.

                  (v) Computer Associates may at any time, in lieu of continuing with the provisions of the preceding clauses (i) through (iii) above, elect to immediately follow the provisions of the preceding clause (iv)(B).

                  (vi) In the event Computer Associates has elected, pursuant to the preceding clause (iv)(B), to contest or resist any action or proceeding instituted by FTC/DOJ and a final, nonappealable order by a court of competent jurisdiction has been issued which prevents the completion of the Merger, then Computer Associates and the Company will take the following steps:

                  (A) The Company will increase its Board of Directors from seven to 14 and elect seven members nominated by Computer Associates. The new Board of Directors will work together to take all steps, including disposition of assets, to remove any FTC/DOJ objections to completing the Merger.

                  (B) In the event that, after 90 days, the new Board of Directors is unable to agree to a plan to resolve the FTC/DOJ objections, then the Board will delegate the responsibility to (1) develop a plan to resolve the FTC/DOJ objections to a three person committee of Sanjay

         Kumar (or in his absence, a designee of Computer Associates' Board), Andrew J. Filipowski (or in his absence, a designee of the Company's Board) and a senior member of Credit Suisse First Boston and (2) execute such plan.

         STOCK OPTIONS. The Merger Agreement provides that, at or immediately prior to the Effective Time, each outstanding Company Option (defined below) which is vested or which pursuant to the terms of the relevant Stock Plan (defined below) become vested by virtue of the Offer or the Merger shall be canceled, and each holder of any such option shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of $29.25 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time (as if such Company Option was exercisable in full); subject to the limitations set forth in an amendment to certain option agreements with respect to the Company Options issued in 1999 to certain executives. The Merger Agreement further provides that the Company shall take such action or, if required, shall amend each of the Company's Stock Plans that do not provide for the vesting of unvested Company Options by virtue of the Offer or the Merger so that, at the Effective Time, each of the then outstanding unvested Company Options shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Computer Associates and converted into an option to purchase that number of shares of common stock, par value $.10 per share ("Computer Associates Common Stock"), of Computer Associates determined by multiplying the number of Shares subject to such Company Option at the Effective Time by the quotient obtained by dividing (x) $29.25 by (y) the average closing price of Computer Associates Common Stock on the New York Stock Exchange Composite Tape for the 30 consecutive trading days immediately prior to the Effective Time (such quotient, the "Conversion Number"), at an exercise price per share of Computer Associates Common Stock equal to the quotient obtained by dividing (x) the exercise price per Share of such Company Option immediately prior to the Effective Time by (y) the Conversion Number. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Computer Associates Common Stock, then the number of shares of Computer Associates Common Stock subject to such option shall be rounded down to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of Company Options will, to the extent permitted by law and otherwise reasonably practicable, be unchanged. Continuous employment with the Company or any of its subsidiaries shall be credited to the optionee for purposes of determining the vesting of the number of shares of Computer Associates Common Stock subject to exercise under the optionee's assumed Company Option after the Effective Time. "Company Options" means any option granted, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to any stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof (collectively, the "Stock Plans") or any other contract or agreement entered into by the Company or any of its subsidiaries.

         Pursuant to the Merger Agreement, Computer Associates agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Computer Associates Common Stock for delivery pursuant to the terms described in the immediately preceding paragraph. Pursuant to the Merger Agreement, Computer Associates agreed to cause the shares of Computer Associates Common Stock issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to a then effective registration statement, no later than 45 days after the Effective Time on Form S-8 (or any successor form thereto) promulgated by the Commission, and to use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding.

         OTHER OFFERS. Pursuant to the Merger Agreement, the Company has agreed that, until the termination of the Merger Agreement, the Company and its subsidiaries will not, and will not authorize or permit the officers, directors, employees or other agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (defined below) or (ii) subject to the fiduciary duties of the Board of Directors under applicable law, as advised in writing by counsel to the Company, and in response to an unsolicited request therefor by a person who a majority of the Board believes intends to submit a Superior Acquisition Proposal (defined below), engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company or otherwise publicized the fact that it may be considering making, or that has made, an Acquisition Proposal; PROVIDED, the foregoing shall not prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company has agreed to promptly notify Computer Associates after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company or otherwise publicized the fact that it may be considering making, or that has made, an Acquisition Proposal and will keep Computer Associates fully informed of the status and details of any such Acquisition Proposal, indication or request. "Acquisition Proposal" means any offer or proposal for, or any written indication of interest in, a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; and "Superior Acquisition Proposal" means an Acquisition Proposal which a majority of the disinterested directors determines in its good faith judgment (based on advice of the Company's independent financial advisor) to be more favorable to the Company's stockholders than the Offer or the Merger, and for which financing, to the extent required, is then committed.

         AGREEMENT WITH RESPECT TO DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, for a period of six years after the Effective Time, Computer Associates and the Surviving Corporation will indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date of the Merger Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Computer Associates has further agreed that it will cause to be maintained for a period of not less than two years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 105% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Computer Associates. Computer Associates also agreed that if the existing D&O Insurance cannot be maintained, expires or is terminated or canceled during such two-year period, Computer Associates will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of 105% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Computer Associates, on terms and conditions substantially similar to the existing D&O Insurance. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Merger, the Offer or the Merger Agreement occurring on or prior to the Effective Time, Computer Associates shall pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

         OTHER AGREEMENTS. Computer Associates has agreed that it will take all action necessary to cause Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger Agreement.

         The Merger Agreement provides that the Board of Directors of the Company shall take all further action requested in writing by Computer Associates (including redeeming the Rights immediately prior to the Effective Time of the Merger or amending the Rights Agreement) in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Option Agreement. Except as expressly provided in the Merger Agreement or as requested in writing by Computer Associates, the Board of Directors of the Company shall not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Rights).

         Except as otherwise provided in the Merger Agreement, Computer Associates has agreed to honor (or to cause the Surviving Corporation to honor) in accordance with their terms all benefit plans (including employment agreements) previously delivered to Computer Associates and all accrued benefits vested thereunder; it being understood and agreed that nothing in this sentence shall prevent Computer Associates or the Surviving Corporation from terminating any such benefit plan in accordance with its terms.

         In the event that at any time the Company is subject to a material lack of cash liquidity and as a result the Board of Directors of the Company declares a cash emergency, upon notice thereof by the Company to Computer Associates, Computer Associates shall, if requested by the Company, work with the Company during such time to help the Company secure necessary financing through such efforts as Computer Associates shall reasonably determine to be appropriate. The foregoing shall not require any loan, guarantee or other economic support by Computer Associates or any payments by Computer Associates to the Company or any other person. In the event that such financing is not obtained by the Company and the cash emergency is continuing notwithstanding the efforts made by Company and Computer Associates as described above, Computer Associates shall, as a last resort, purchase such receivables of the Company upon such terms as the Company and

Computer Associates shall mutually agree.

         CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or before the Effective Time of the following conditions: (i) Computer Associates or Merger Subsidiary shall have purchased Shares in an amount equal to at least the Minimum Condition pursuant to the Offer, (ii) the adoption of the Merger Agreement by the Stockholders in accordance with Delaware Law, (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; (iv) any applicable waiting period under the HSR Act relating to the Merger shall have expired, and (v) other than filing the certificate of merger in accordance with Delaware Law, all consents, approvals, orders or authorizations or registrations, declarations or filings or exemptions (collectively, "Consents") required to consummate the Merger shall have been filed, occurred or been obtained other than those the absence of which would not have a Material Adverse Effect.

         TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders) (i) by mutual written consent of the Company and Computer Associates, (ii) by either the Company or Computer Associates, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, subject to complying with the provisions described above relating to objections of the FTC/DOJ, (iii) by the Company if Computer Associates shall have failed to commence the Offer within five business days following the date of the Merger Agreement or if the Offer shall have been terminated without Computer Associates or Merger Subsidiary having purchased any Shares pursuant to the Offer, (iv) by Computer Associates upon the occurrence of any Trigger Event described in clauses (i) through (iv) under the heading "Fees and Expenses" below, (v) by Computer Associates if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement without Computer Associates or Merger Subsidiary having purchased any Shares pursuant to the Offer, (vi) by the Company, at any time after the 60th day following the later of (x) the date the HSR Act waiting period expires and (y) the first date the conditions set forth in clause (a) and (b) under Section 15 (Certain Conditions to the Offer) below cease to exist or (iv) by the Company, upon the occurrence of any Trigger Event described in clause (iv) under the heading "Fees and Expenses" below.

         FEES AND EXPENSES. Each party to the Merger Agreement has agreed to pay its own fees and expenses and there are no provisions for payment by the Company of the fees and expenses of Computer Associates or Merger Subsidiary or vice versa, if the Merger Agreement is terminated, except as stated below. The Company has agreed to pay Computer Associates a fee in immediately available funds equal to $180,000,000 promptly, but in no event later than one business day, after the termination of the Merger Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"): (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, (ii) any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is qualified as to materiality shall not have been true and correct when made or any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is not so qualified shall not have been true and correct in all material respects when made or the Company shall have failed to observe or perform in any material respect any of its obligations under the Merger Agreement; PROVIDED that it shall not be a Trigger Event unless either (A) the breaches of the representations and warranties without regard to any materiality qualifier or threshold, and failure to perform or breach of any obligation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) the breaches of certain representations and warranties regarding capital structure, taxes, brokers, fees and expenses, material contracts and the Rights Agreement without regard to any materiality qualifier or threshold, and failure to perform or breach of any obligation, individually or in the aggregate, could reasonably be expected to result in a loss or damage of $22,500,000 or more, (iii) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Computer Associates or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by Computer Associates and Merger Subsidiary into the Stockholder Option Agreement, in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Company's Board of Directors (or any special committee thereof); or (iv) prior to the purchase of any Shares under the Offer, the Company shall have received any Acquisition Proposal which the Company's Board of Directors has determined is more favorable to the Stockholders than the transactions contemplated by the Merger Agreement, whether or not such determination is required by the fiduciary duties of the Company's Board of Directors.

         The Company has also agreed that if the Merger Agreement is terminated as a result of the occurrence of a Trigger Event, it shall promptly assume and pay, or reimburse Computer Associates for, all fees payable and expenses incurred by Computer Associates (including the fees and expenses of its counsel) in connection with the Merger Agreement to a maximum of $10,000,000.

         In consideration of entering into the Merger Agreement, the Company has agreed to pay to Computer Associates, in connection with the execution of the Merger Agreement, a non-refundable fee (or provided a direct draw letter of credit in the amount) of $20,000,000.

         APPRAISAL RIGHTS. Stockholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, Stockholders at the time of the Merger who do not vote in favor of or consent in writing to the Merger will have the right under Delaware Law to dissent and demand appraisal of their Shares in accordance with Section 262 of Delaware Law.

         Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer (or the Merger) and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the Merger. Moreover, Computer Associates or Merger Subsidiary may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer (or the Merger).

         THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS.

         STOCKHOLDER OPTION AGREEMENT. The following description of the Agreement (the "Stockholder Option Agreement") dated as of March 29, 1999 among Merger Subsidiary and the Stockholders named therein (each a "Principal Stockholder") is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to Merger Subsidiary's and Computer Associates' Schedule 14D-1 with respect to the transaction contemplated hereby filed with the Commission pursuant to the Exchange Act.

         Under the Stockholder Option Agreement, each Principal Stockholder has granted Merger Subsidiary the option (the "Stock Option") to purchase, subject to the terms and conditions set forth in the Stockholder Option Agreement, for a price of $29.25 per Share in cash, or to cause to be tendered pursuant to the Offer, such Principal Stockholder's Shares. In addition, if the price to be paid by Merger Subsidiary pursuant to the Offer is increased, the purchase price payable upon exercise of the Stock Option shall similarly be increased. The Stockholder Option Agreement also provides that the number and kind of Shares subject to the Stock Option and the purchase price therefor shall be appropriately and equitably adjusted in the event of changes in the Company's capital stock.

         Subject to the terms of the Stockholder Option Agreement, Merger Subsidiary has the right to exercise the Stock Option, in whole or in part, at any time up to 30 business days after the termination of the Merger Agreement.

         Each Principal Stockholder has agreed, in the Stockholder Option Agreement, upon receipt of instructions from Merger Subsidiary, to deliver to the Depositary (i) a Letter of Transmittal with respect to such Principal Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Principal Stockholder (but if such Shares are not accepted for payment or are withdrawn and are to be returned pursuant to the Offer, to return such Shares to such Principal Stockholder whereupon they shall continue to be held by such Principal Stockholder subject to the terms and conditions of the Stockholder Option Agreement), (ii) the certificates evidencing such Principal Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

         The Principal Stockholders' obligations to sell their Shares (other than by tendering pursuant to the Offer) under the Stockholder Option Agreement are subject to the satisfaction of the following conditions: (i) the representations and warranties of Merger Subsidiary set forth in the Stockholder Option Agreement shall be true and correct in all material respects on the date of sale, (ii) the applicable waiting period under the HSR Act to the exercise of the Stock Option shall have expired or been terminated, (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Stock Option, and (iv) Merger Subsidiary shall have commenced the Offer.

         Each Principal Stockholder has further agreed to not, directly or indirectly, solicit, initiate or encourage (or authorize any person to solicit) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company, or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of assets of, the

Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction (a "Business Combination Proposal") or, subject to a Principal Stockholder's fiduciary duty as a director of the Company, if applicable, as further provided in the Merger Agreement participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to make or seek any Business Combination Proposal. Each Principal Stockholder agreed to promptly advise Merger Subsidiary of the terms of any communication it may receive relating to a Business Combination Proposal.

         In entering into the Stockholder Option Agreement, each Principal Stockholder granted Merger Subsidiary a proxy to vote or consent (i) in favor of the adoption of the Merger Agreement and the Stockholder Option Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and Stockholder Option Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement and the Stockholder Option Agreement. Each Principal Stockholder also agreed to cause such Principal Stockholder's Shares that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. The proxy will be automatically revoked upon termination of the Stock Option's exercise period in accordance with the terms of the Stockholder Option Agreement other than for Shares which are the subject of a closing under the Stockholder Option Agreement.

         Stockholders holding an aggregate of up to 10,273,680 Shares are parties to the Stockholder Option Agreement. Assuming that the full amount of Shares that are subject to the Stockholder Option Agreement are validly tendered and not withdrawn pursuant to a directive from Merger Subsidiary, approximately 60,593,458 additional Shares would be required to be tendered under the Offer in order to satisfy the Minimum Condition (assuming the number of Fully Diluted Shares set forth in the Introduction hereto).

         The number of Shares set forth above includes 547,994 Shares held by a limited partnership (Platinum Ventures) of which one of the Principal Stockholders, Mr. Filipowski, is a limited partner and over which Mr. Filipowski has voting control (the "LP Shares"). The LP Shares will be tendered in the Offer if requested by the Merger Subsidiary, and are subject to the proxy granted in Stockholder Option Agreement, but are not subject to the Option unless they are withdrawn from the limited partnership. In addition, Mr. Filipowski has represented to the Merger Subsidiary that the Options and Shares owned by Mr. Filipowski are (i) deposited in a brokerage account pursuant to which they have been pledged to secure margin loans upon standard terms and (ii) are subject to a "put/call collar" arrangement with the brokerage (or its affiliate) in which such shares are so deposited. The Merger Subsidiary's rights under the Stockholder Option Agreement are subject to such arrangements so long as they remain in effect, except that, to the extent of rights or other benefits of ownership retained by Mr. Filipowski in such options (or the Shares issuable upon the exercise thereof) and the other Shares owned by him, the Stockholder Option Agreement is not subject to such arrangements.

         Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to any of its affiliates its rights under the Stockholder Option Agreement.

         References in this description of the Stockholder Option Agreement to Shares include any Shares issuable to any Principal Stockholder upon the exercise of any options held by such Principal Stockholder.

         CONSULTING AND NON-COMPETE AGREEMENT. The following description of the Consulting and Non-Compete Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the
Schedule 14D-1 and is incorporated into this Offer to Purchase by reference and may be inspected in the same manner as set forth in Section 7.

         The Company and each of Andrew J. Filipowski, Michael P. Cullinane and Paul L. Humenansky (each, the "Consultant") have entered into Consulting and Non-Compete Agreements (each, a "Consulting Agreement" and together the "Consulting Agreements") pursuant to which each Consultant has agreed to provide consulting services to the Company for a two year period commencing on the consummation of the Merger (the "Consulting Period"). As compensation for the Consultant's services, the Company has agreed to pay consulting fees to Mr. Filipowski at the rate of $1,000,000 per annum and to each of Mr. Cullinane and Mr. Humenansky at the rate of $500,000 per annum. The Consulting Agreements only become effective upon consummation of the Merger. If the Merger Agreement terminates, each Consulting Agreement also terminates.

         Each of the Consulting Agreements provides that if the Company terminates the Consulting Period without Cause (as defined below) or the Consultant dies or becomes Disabled (as such term is defined in the Consulting Agreement), the Consultant shall be entitled to the continued payment of all consulting fees. If either (i) the Company terminates the Consulting Period for Cause or (ii) the Consultant terminates the Consulting Period, the Consultant shall be entitled to receive consulting fees paid through date of termination. "Cause" is defined in the Consulting Agreements to mean (i) the Consultant's material breach of any material term of the Consulting Agreement, subject to the Consultant's right to cure any breach that is curable within a reasonable period following notice by the Company, (ii) the Consultant's conviction of a felony, or (iii) any willful misconduct by the Consultant resulting in substantial loss to the Company, substantial damage to the Company's reputation or judicially determined theft or misappropriation from the Company.

         In their respective Consulting Agreements, Mr. Cullinane and Mr. Humenansky have each agreed, at the request of the Company, that for a period (the "Transition Employment Period") of up to six months from the Effective Date but in no event later than September 30, 1999, to remain as an employee to provide transition services in a capacity substantially similar to each Consultant's current employment with the Company and with continuation of compensation on the same basis as current compensation.

         The Consulting Agreements also contain non-competition provisions which prohibit for a period beginning on the Effective Date and ending, in the case of Mr. Filipowski, on the eighth anniversary of the Effective Date and, in the case of each of Mr. Cullinane and Mr. Humenansky, on the fifth anniversary of the later of the Effective Date and the end of the Transition Employment Period, from participating or engaging in any activities or business developing, manufacturing, marketing or distributing any products or services offered by the Company on the date of the Consulting Agreement, or any products or services offered by the Company in the future and in which the Consultant actively participated. The Consulting Agreements also prohibit each Consultant from soliciting, recruiting or hiring any employees of the Company (or any of its affiliates) or persons who have worked for the Company (or any of its affiliates) at any time since January 1, 1998 and soliciting or encouraging any employee of the Company (or any of its affiliates) to leave the employment of the Company except each Consultant (i) may hire (but not solicit or recruit) any terminated employee of the Company and employees of the Company in connection with a business that is not a Competitive Activity (as such term is defined in the Consulting Agreement) and (ii) may solicit, recruit or hire employees of the Company to work in certain venture capital investment businesses. As compensation for each Consultant entering into a non-compete agreement, the Company has agreed to pay to Mr. Filipowski, Mr. Cullinane and Mr. Humenansky a non-compete payment of $23,000,000, $10,500,000 and $10,500,000, respectively ("Non-compete Payments") which shall be paid to Mr. Filipowski over an eight year period and to each of Mr. Cullinane and Mr. Humenansky over a five year period. Each Consultant is permitted (i) to remain a director at those companies for which Consultant is a director as of the Effective Date, (i) to engage in venture capital activities so long as the Consultant does not invest in any company whose primary business is a Competitive Activity, (iii) to engage in Competitive Activities after the third anniversary of the Effective Date with the written permission of the Company (which shall not be unreasonable withheld) so long as the Consultant's activities would not have a material adverse impact on any of the Company's lines of business and (iv) to engage in activities that Computer Associates confirms are not inconsistent with the provisions of the Consulting Agreement.

         In addition, the Consulting Agreement provides (i) that each Consultant shall not disclose to any other person or use any confidential information relating to or used by the Company or any of its affiliates, whether in written, oral or other form, except in connection with the performance of the Consultant's duties under the Consulting Agreement and (ii) that if a Consultant breaches any non-competition provision or confidentiality provision, at any time, the Consultant may have to repay, as liquidated damages, the full amount of the non-compete payments to the Consultant.

         The Consultants have also agreed to be liable for any loss or damage in excess of $1,500,000 resulting from the Company's failure to observe the conduct of business covenants set forth in the Merger Agreement and described above. Mr. Filipowski, Mr. Cullinane and Mr. Humenansky shall be liable for 49%, 22% and 22%, respectively, of such loss or damage and their aggregate liability for such loss or damage is the sum of the total payments under their respective Consulting Agreement and the value of the options to purchase Shares issued to each Consultant in 1999, in the amount of 675,000 options, 350,000 options and 400,000 options, respectively.

         The Consultants have also agreed to the amendment of the terms of the Company Options granted to the Consultants in March 1999 such that none of such Company Options are exercisable until the closing of the Offer and the percentage of such Company Options that are exercisable thereafter shall depend on the date that all antitrust issues, if any, with the FTC/DOJ or other governmental entity that are required to be resolved prior to the completion of the Merger shall have been resolved.

         DELAWARE LAW. In addition, the Merger would have to comply with other applicable procedural and substantive requirements of Delaware Law, including any duties to other stockholders imposed upon a controlling or, if applicable, majority stockholder. Several recent decisions by the Delaware courts, which may or may not apply to the Merger, have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties.

         The Company is incorporated under the laws of the State of Delaware, which has adopted certain laws regarding business combinations. In general,
Section 203 of Delaware Law prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the time that such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of
Section 203. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by this Offer to Purchase.

         OTHER MATTERS. Any merger or other similar business combination proposed by Computer Associates would also have to comply with any applicable Federal law. In particular, the Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Computer Associates believes that Rule 13e-3 will not be applicable to the Merger unless the Merger is consummated more than one year after termination of the Offer or if an alternative merger transaction were to provide for stockholders to receive consideration for their Shares in an amount less than the price per Share paid pursuant to the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the Commission and distributed to such stockholders prior to consummation of the transaction.

         If for any reason the Merger is not consummated, Computer Associates and Merger Subsidiary will evaluate their alternatives. Such alternatives could include purchasing additional Shares in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Merger Subsidiary may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Computer Associates or Merger Subsidiary, which may vary from the price to be paid for Shares in the Offer.

         Computer Associates intends to conduct a review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties and policies and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, operations, corporate structure, capitalization, Board of Directors, policies or dividend policy.

         Except as otherwise described in this Offer to Purchase, Computer Associates and Merger Subsidiary have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure, Board of Directors or management.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT.

         The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Computer Associates or Merger Subsidiary. Computer Associates cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

         Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued inclusion on the Nasdaq National Market, the market for the Shares could be adversely affected.

         The extent of the public market for the Shares and availability of quotations therefor would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

         The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

         The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for Nasdaq reporting. Merger Subsidiary intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

13.  DIVIDENDS AND DISTRIBUTIONS.

         If on or after March 29, 1999, the Company should (notwithstanding the fact that the following actions may be prohibited under the Merger Agreement)
(i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on March 29, 1999 of employee stock options outstanding prior to such date and Convertible Securities outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Merger Subsidiary's rights under Section 15, Merger Subsidiary may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

         If, on or after March 29, 1999, the Company should (notwithstanding the fact that the following actions are prohibited under the Merger Agreement) declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to Stockholders of record on a date prior to the transfer to the name of Merger Subsidiary or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Merger Subsidiary's rights under Section 15, (i) the purchase price per Share payable by Merger Subsidiary pursuant to the Offer may be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering Stockholders will (a) be received and held by the tendering Stockholders for the account of Merger Subsidiary and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Merger Subsidiary, accompanied by appropriate documentation of transfer, or (b) at the direction of Merger Subsidiary, be exercised for the benefit of Merger Subsidiary, in which case the proceeds of such exercise will promptly be remitted to Merger Subsidiary. Pending such remittance and subject to applicable law, Merger Subsidiary will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Merger Subsidiary in its sole discretion.

14.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

         Merger Subsidiary reserves the right, at any time or from time to time, in its sole discretion, (i) to extend the period of time during which the Offer is open if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and for a further period of time as described below in this paragraph, in any case by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) except to the extent otherwise provided in the Merger Agreement, to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Merger Subsidiary will exercise its right to extend or amend the Offer. Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance; PROVIDED, that Merger Subsidiary may extend the Offer for a period of time of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there shall be validly tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Shares, which, together with Shares then owned by Computer Associates and Merger Subsidiary, represents at least 90% of the Fully Diluted Shares. Under certain circumstances Merger Subsidiary may be required under the Merger Agreement to extend the Offer. See Section 11 for a description of such provisions of the Merger Agreement.

         If Merger Subsidiary shall decide, in its sole discretion, subject to the terms of the Merger Agreement, to increase the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Merger Subsidiary makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Merger Subsidiary will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer.

         Merger Subsidiary also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law and the rules of the Commission including Rule 14e-1) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

         If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Merger Subsidiary of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Merger Subsidiary pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

         Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Merger Subsidiary will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, Merger Subsidiary will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

15.  CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, Computer Associates and Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer)) pay for any Shares, if by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), the Minimum Condition shall not have been satisfied, or at any time on or after March 29, 1999 and prior to the acceptance for payment of Shares, any of the following conditions exist:

                  (a) there shall be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the acquisition by Merger Subsidiary or any of its affiliates of Shares pursuant to the Stockholder Option Agreement, the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Computer Associates or Merger Subsidiary or the consummation by Computer Associates or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Stockholder Option Agreement, the Merger Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Computer Associates' or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, or to compel Computer Associates or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of Computer Associates or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Computer Associates or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders or (iv) seeking to require divestiture by Computer Associates or any of its subsidiaries or affiliates of any Shares; or

                  (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger Agreement, the Offer or the Merger, by any Governmental Entity or arbitrator (other than (1) any such matters actually required pursuant to Section 7.1(e)(iv) or (vi) of the Merger Agreement as described in clauses (iv) or (vi) of pages 24-25 above or (2) the application of the waiting period provisions of the HSR Act to the Stockholder Option Agreement, the Merger Agreement, the Offer or the Merger) that, in the judgment of Computer Associates, is substantially likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through
         (iv) of paragraph (a) above subject as aforesaid; or

                  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent (or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

                  (d) any Consent (other than the filing of a certificate of merger or approval by the stockholders of the Company of the Merger (if required by Delaware Law)) required to be filed, occurred or been obtained by the Company or any of its subsidiaries in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed, occurred or been obtained (other than any such Consents the failure to file, occur or obtain in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Offer or the Merger); or

                  (e) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement that is qualified as to materiality shall not be true when made or any of the representations and warranties set forth in the Merger Agreement that is not so qualified shall not be true in any material respect when made; PROVIDED that this condition shall not be deemed to exist unless either (i) such breaches or failures to perform any covenant, obligation or agreements, and any breach of representation or warranty without regard to any materiality qualifier or threshold, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (as defined below) or (ii) the breaches of certain representations and warranties regarding capital structure, taxes, brokers, fees and expenses, material contracts and the Rights Agreement in the Merger Agreement without regard to any materiality qualifier or threshold, and failure to perform or breach of any obligation, individually or in the aggregate, could reasonably be expected to result in a loss of damage of $22,500,000 or more; or

                  (f) the Merger Agreement shall have been terminated in accordance with its terms; or

                  (g) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Computer Associates or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by Computer Associates and Merger Subsidiary into the Stockholder Option Agreement; or

                  (h) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal; or

                  (i) the applicable waiting period under the HSR Act shall not have expired or been terminated;

which, in the judgment of Computer Associates in any such case, and regardless of the circumstances (including any action or omission by Computer Associates or Merger Subsidiary) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment. The term "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole except that occurrences due solely to a disruption of the Company's or its subsidiary's businesses solely as a result of the announcement of the execution of this Agreement and the transactions proposed to be consummated by this Agreement shall be excluded from consideration for purposes of the effect of any action or inaction on the Company and its subsidiaries taken as a whole.

         The foregoing conditions are for the sole benefit of Computer Associates and Merger Subsidiary and may be asserted by Computer Associates in its discretion regardless of the circumstances (including any action or omission by Computer Associates or Merger Subsidiary) giving rise to any such condition or (other than the Minimum Condition) may, subject to the terms of the Merger Agreement, be waived by Computer Associates and Merger Subsidiary in their reasonable discretion in whole at any time or in part from time to time. The failure by Computer Associates or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

         Notwithstanding anything to the contrary set forth in the Offer to Purchase, in response to any condition to the Offer not being satisfied, Merger Subsidiary may not upon expiration of the

Offer (and without extending the period of time for which the Offer is open) delay acceptance for payment or payment for Shares until such time as such condition is satisfied or waived; PROVIDED that, subject to the applicable regulations of the Commission, Merger Subsidiary reserves the right (subject to the terms of the Merger Agreement), at any time and from time to time, to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, pay for, any Shares in order to comply with applicable law.

16.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         GENERAL. Except as set forth in this Section 16, based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Merger Subsidiary is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Merger Subsidiary's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Subsidiary or Computer Associates as contemplated herein. Should any such approval or other action be required, it is currently contemplated that, except as described below under "State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust", however, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Subsidiary to elect to terminate the Offer without the purchase of Shares thereunder. Merger Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

         STATE TAKEOVER STATUTES. A number of states have adopted laws which, to varying degrees, seek to regulate attempts to acquire corporations that are incorporated in, or have substantial connections with, the state. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Based on publicly available information concerning the Company, Computer Associates does not believe that any of these laws will, by their terms, apply to the Offer or the Merger.

         In addition, the constitutional validity of state statutes regulating acquisition attempts has been the subject of considerable litigation. In its 1982 decision in EDGAR V. MITE CORP., the Supreme Court of the United States invalidated an Illinois law that, among other things, gave Illinois officials authority to block a tender offer for any corporation having certain defined connections with the state. In 1987, however, the Supreme Court upheld an Indiana law that prevented acquirors of a controlling stake in certain Indiana corporations from voting the acquired shares until the other stockholders had approved the acquisition. The Court distinguished between state statutes that affect acquisitions of entities incorporated outside the state and those that address the internal governance, including the scope and exercise of stockholder voting rights, of in-state corporations. While the lower federal courts have relied on a similar distinction in subsequent cases, the precise extent to which an individual state may regulate acquisitions of out-of-state corporations remains unclear.

         If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Computer Associates will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Computer Associates or Merger Subsidiary might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Merger Subsidiary might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Merger Subsidiary may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

         ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

         Computer Associates filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on March 31, 1999. The Company expects to file such Notification and Report Form on or about April 2, 1999. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 P.M., New York City time, on Thursday, April 15, 1999. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Computer Associates. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Computer Associates with such request. Thereafter, such waiting period can be extended only by court order.

         A request has been made for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

         The provisions of the HSR Act would similarly apply to any purchase of Shares pursuant to the Stockholder Option Agreement (other than purchases effected through a tender pursuant to the Offer), except that the initial waiting period would expire 30 days following the filing of HSR Act Notification Forms by Computer Associates and the Company and a request for additional information or material from Computer Associates or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th day after the date of substantial compliance by the Buyer and the Company with such request. Computer Associates filed an HSR Notification Form with respect to the Stockholder Option Agreement on March 31, 1999. The Company expects to file such Notification Forms on or about April 2, 1999. If, as is expected, the purchase of Shares permitted by the Stockholder Option Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

         The Merger would not require an additional filing under the HSR Act if Computer Associates owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

         The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Merger Subsidiary pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Computer Associates or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws. Computer Associates does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and see Section 11 for a description of certain provisions of the Merger Agreement with respect to potential antitrust litigation and related matters and the extension of the Offer under such circumstances.

         FOREIGN APPROVALS. The Company conducts business in foreign countries and jurisdictions. The laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions in connection with the acquisition of Shares pursuant to the Offer. There can be no assurance that any such approval can be obtained, that Computer Associates will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for Computer Associates or the Company or any subsidiary of either of them. The Offer is subject to certain conditions, including conditions relating to the legal matters referred to in this Section 16. See Section 15.

         MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or maintaining margin stock, if the credit is secured directly or indirectly thereby. The borrowings under the Credit Agreements will not be directly secured by a pledge of the Shares. In addition, Computer Associates and Merger Subsidiary believe that such borrowings will not be "indirectly secured" within the meaning of the Margin Credit Regulations, as interpreted. Accordingly, Computer Associates and Merger Subsidiary believe that the Margin Credit Regulations are not applicable to the borrowings under the Credit Facility.

17.  FEES AND EXPENSES.

         Merger Subsidiary has retained MacKenzie Partners, Inc. to act as the Information Agent and

American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

         Merger Subsidiary will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Subsidiary for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.  MISCELLANEOUS.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Subsidiary may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUBSIDIARY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         Merger Subsidiary has filed with the Commission a Tender Offer Statement on Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-l and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth with respect to the Company in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).


                                             HardMetal, Inc.

                                                                      SCHEDULE I


               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
              OFFICERS OF COMPUTER ASSOCIATES AND MERGER SUBSIDIARY



1. DIRECTORS AND EXECUTIVE OFFICERS OF COMPUTER ASSOCIATES. The following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Computer Associates. Each such person is a citizen of the United States of America, except for Willem F.P. de Vogel and Roel Pieper who are citizens of The Netherlands. Unless otherwise indicated below, the business address of each person is c/o Computer Associates, One Computer Associates Plaza, Islandia, New York 11788.
Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Computer Associates.

                         DIRECTORS (INCLUDING EXECUTIVE
                           OFFICERS WHO ARE DIRECTORS)


                                                                        Present Principal Occupation
              Name and                                               or Employment; Material Positions
          Business Address               Age                            Held During Past Five Years
          ----------------               ---                            ---------------------------
Russell M. Artzt.......................  52              Director of Computer Associates since 1980. Executive Vice
                                                         President-Research and Development since April 1987 and the
                                                         Senior Development Officer since 1976.

Willem F.P. de Vogel...................  48              Director of Computer Associates since 1991. President of
Three Cities Research, Inc.                              Three Cities Research, Inc., a private investment
135 East 57th Street                                     management firm  in  New  York  City, since 1981. From
New York, New York  10022                                August 1981 to August 1990, Mr. de Vogel served as a
                                                         director of Computer Associates. He is also a director
                                                         of Morton Industrial Group.



                                                                        Present Principal Occupation
              Name and                                               or Employment; Material Positions
          Business Address               Age                            Held During Past Five Years
          ----------------               ---                            ---------------------------
Irving Goldstein.......................  60              Director of Computer Associates since 1990. Former Chief
INTELSAT                                                 Executive Officer Director General and Chief Executive
3400 International Drive, N.W.                           Officer of INTELSAT, of COMSAT (formerly an international
Washington, D.C.  20008                                  satellite telecommunications company known as Communications from February 1992 to October 1998. He was Chairman and
                                                         Satellite Corporation) from October 1985 to February 1992
                                                         and President from May 1983 to October 1985, and was a
                                                         director from May 1983 to February 1992.

Richard A. Grasso......................  52              Director of Computer Associates since January 1994. and
New York Stock Exchange                                  President and Chief Chairman and Chief Executive Officer of
11 Wall Street                                           the New York Operating Officer of Stock Exchange since June
New York, New York  10005                                1995. He was Executive Vice the New York Stock Chairman of
                                                         the New York Stock Exchange from 1991 to 1995 Exchange from
                                                         1988 to 1995.

Shirley Strum Kenny....................  64              Director of Computer Associates since July 1994. President
President's Office                                       of State University of New York at Stony Brook since 1994.
State University of                                      She was President of Queens College of the City University
New York at Stony Brook                                  of New York from 1989 to 1994. She is also a director of
Stony Brook, New York  11794                             Toys "R" Us, Inc.

Sanjay Kumar...........................  36              Director of Computer Associates since January 1994.
                                                         President and Chief Operating Officer since January 1994. He was Senior Vice President Planning from April 1989 to
                                                         December 1992 and Executive Vice President Operations from
                                                         January 1993 to December 1993.

Roel Pieper............................  43              Director of Computer Associates since March 1999. Executive
                                                         Vice President of Royal Philips Electronics, an electronics company, since 1998. From 1997 to 1998, he was Senior Vice
                                                         President, Worldwide Sales and Marketing, of Compaq Computer
                                                         Corporation. He was President and Chief Executive Officer of
                                                         Tandem Computers from 1996 until its merger with Compaq
                                                         Computer Corporation in 1997. From 1993 to 1996, he was
                                                         President and Chief Executive Officer of AT&T's Unix System
                                                         Laboratories.



                                                                        Present Principal Occupation
              Name and                                               or Employment; Material Positions
          Business Address               Age                            Held During Past Five Years
          ----------------               ---                            ---------------------------
Charles B. Wang........................  54              Director of Computer Associates since 1976. Chief Executive
                                                         Officer since 1976 and Chairman of the Board since April
                                                         1980. He is also a director of Symbol Technologies, Inc.


                           EXECUTIVE OFFICERS WHO ARE
                                  NOT DIRECTORS


                                                                        Present Principal Occupation
              Name and                                               or Employment; Material Positions
          Business Address               Age                            Held During Past Five Years
          ----------------               ---                            ---------------------------
Michael A. McElroy.....................  54              Vice President and Secretary. He was elected Secretary
                                                         effective January 1997 and has been a Vice President since
                                                         1989.

Charles P. McWade......................  54              Senior Vice President Business Development since April 1998.
                                                         He was Senior Vice President Finance from April 1990 to
                                                         April 1998. He was Senior Vice President and Treasurer from
                                                         April 1988 to March 1994.


Lisa Savino............................  33              Vice President and Treasurer since November 1997. She was
                                                         Vice President and Assistant Treasurer April 1996 to
                                                         November 1997. She was Assistant Vice President and
                                                         Assistant Treasurer from April 1995 to April 1996. From 1990 to March 1995, she held various positions at Computer
                                                         Associates.

Ira H. Zar.............................  37              Senior Vice President Finance and Chief Financial Officer
                                                         since July 1998. He was Senior Vice President-Finance of
                                                         Computer Associates since November 1997. He was Senior Vice
                                                         President and Treasurer of Computer Associates from April
                                                         1994 to October 1997 and Vice President Finance from April
                                                         1990 to April 1994.


2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUBSIDIARY. The following table sets forth the name and position with Merger Subsidiary of each director and executive officer of Merger Subsidiary and his age, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years.


       Name                       Age                              Position With Merger Subsidiary
       ----                       ---                              -------------------------------
Michael A. McElroy................54                 Director, Vice President and Assistant Secretary of Merger
                                                     Subsidiary since its incorporation on March 25, 1999. Vice
                                                     President of Computer Associates since April 1989 and
                                                     Secretary of Computer Associates since January 1997.

Charles P. McWade.................54                 Vice President of Merger Subsidiary since its incorporation on March 25, 1999. Senior Vice President Business
                                                     Development of Computer Associates since April 1998. He was
                                                     Senior Vice President Finance of Computer Associates from
                                                     April 1990 to April 1998. He was Senior Vice President and
                                                     Treasurer of Computer Associates from April 1988 to March
                                                     1994.

Steven M. Woghin..................52                 Director, Vice President, Secretary and Treasurer of Merger
                                                     Subsidiary since its incorporation on March 25, 1999. Senior
                                                     Vice President and General Counsel of Computer Associates
                                                     since April 1995. He was Vice President, Legal of Computer
                                                     Associates from April 1992 to March 1995. Prior to 1990
                                                     through April 1992, he was a partner in the law firm of
                                                     Arter & Hadden.

Ira H. Zar........................37                 Director, President and Assistant Treasurer of Merger
                                                     Subsidiary since its incorporation on March 25, 1999.


         None of the executive officers and directors of Computer Associates or Merger Subsidiary currently is a director of, or holds any position with, the Company or any of its subsidiaries. To the knowledge of Computer Associates and Merger Subsidiary, none of Computer Associates' or Merger Subsidiary's directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

         Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:


                        THE DEPOSITARY FOR THE OFFER IS:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
               BY MAIL:               BY FACSIMILE TRANSMISSION:      BY HAND/OVERNIGHT DELIVERY:
      40 Wall Street, 46th Floor     (Eligible Institutions Only)     40 Wall Street, 46th Floor
          New York, NY 10005                (718) 234-5001                New York, NY 10005
      (Attention: Reorganization                                      (Attention: Reorganization
             Department)                                                      Department)
                                        CONFIRM BY TELEPHONE:
                                            (718) 921-8200

                                        FOR INFORMATION CALL:
                                            (718) 921-8200


         Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.



                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL FREE (800) 322-2885